UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2026

Crisp Momentum Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24520	04-3021770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Park Avenue, 7th Floor New York, NY	10177
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 351-9195

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2026, Crisp Momentum Inc., a Delaware corporation (the “Company”), entered into a Loan Settlement and Share Repurchase Agreement (the “Settlement Agreement”) with Banji Step K.K., a Japanese company (“Banji”), and Motoko Yorozu, a Japanese citizen (the “Guarantor” and, together with Banji, the “Banji Parties”).

The Settlement Agreement relates to the settlement of all outstanding obligations under that certain Convertible Loan Agreement, dated as of September 16, 2025, as amended (the “Loan Agreement”), pursuant to which the Company made a loan to Banji in the original principal amount of $2,900,000 (the “Loan”). Under the Loan Agreement, the Guarantor unconditionally guaranteed all obligations of Banji until conversion or full repayment of the Loan. The Loan Agreement was first disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2025.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2025, on November 14, 2025, the Company entered into three separate purchase agreements with Banji: (i) an Asset Purchase Agreement for the TaleOn online short-form content distribution platform (the “TaleOn APA”), with a purchase price of $750,000; (ii) an Asset Purchase Agreement for the TopReels online short-form content distribution platform (the “TopReels APA”), with a purchase price of $1,750,000; and (iii) a Share Purchase Agreement for a 25% equity interest in Carpenstream Inc. (the “Carpenstream SPA”), with a purchase price of $400,000. The consideration for each of these agreements was to be satisfied by application of a setoff and credit against amounts outstanding under the Loan Agreement. Of the three transactions contemplated, the TaleOn APA closed, with the Company receiving the TaleOn Assets in partial satisfaction of the Banji Parties’ obligations under the Loan Agreement. The transactions contemplated by the TopReels APA and the Carpenstream SPA did not close as originally contemplated, and the underlying assets (the TopReels Assets and the 25% equity interest in Carpenstream Inc., collectively, the “Retained Assets”) were not transferred to the Company.

Pursuant to the terms of the Settlement Agreement, in lieu of the Banji Parties’ obligations to transfer the Retained Assets to the Company, at the closing under the Settlement Agreement, the Banji Parties will transfer to the Company 80,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Repurchased Shares”), which shares are currently held by Banji, in full satisfaction of all remaining amounts owed under the Loan Agreement, including all outstanding principal and accrued interest. The Repurchased Shares will be held by the Company as treasury shares unless the Company elects to retire such shares. The Company expects that the transactions contemplated by the Settlement Agreement will simplify its balance sheet by eliminating the outstanding loan receivable and reducing its issued and outstanding share capital.

Upon closing, the Company will release and discharge the Banji Parties from all obligations under the Loan Agreement, and all pledges, security interests, liens and other encumbrances granted in connection with the Loan Agreement will be terminated. Each party has agreed to mutual releases with respect to claims arising out of or relating to the Loan Agreement.

The consummation of the transaction is subject to customary closing conditions, including due diligence and the absence of any material adverse change. The Settlement Agreement may be terminated by mutual written agreement or by either party if the closing conditions are not satisfied by May 31, 2026. The Settlement Agreement contains customary representations and warranties of the parties, including representations by Banji that it owns the Repurchased Shares free and clear of encumbrances. The Settlement Agreement also contains customary indemnification provisions.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 regarding the Settlement Agreement and the termination and discharge of the Loan Agreement is incorporated by reference into this Item 1.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Loan Settlement and Share Repurchase Agreement, dated as of April 20, 2026, by and among Crisp Momentum Inc., Banji Step K.K., and Motoko Yorozu.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crisp Momentum Inc.

Dated: April 22, 2026	By:	/s/ Renger van den Heuvel
	Name:	Renger van den Heuvel
	Title:	Chief Executive Officer